Exhibit 4.14

RESTRICTED SHARE AGREEMENT

UNDER

THE BALLANTYNE STRONG, INC.

2017 OMNIBUS EQUITY COMPENSATION PLAN

THIS AGREEMENT is made and entered into effective as of [___] day of [________], [20__] (the “Date of Grant”) by and between BALLANTYNE STRONG, INC., a Delaware corporation (the “Company”), and [____________________] (“Grantee”).

RECITALS:

This Agreement is made with reference to the following facts and objectives:

A. The Company has adopted the Ballantyne Strong, Inc. 2017 Omnibus Equity Compensation Plan (the “Plan”).

B. The Grantee is a non-employee director, key employee or consultant of the Company or one of its Subsidiaries, and to provide Grantee with additional performance incentives, the Committee deems it advisable to grant to Grantee a Restricted Share Award pursuant to the Plan (“Award”), which may be vested upon Grantee’s continuous service with the Company or one of its Subsidiaries as set forth herein.

C. Pursuant to the provisions of the Plan, all awards are to be evidenced by an Award Agreement which has been approved by the Committee.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and representations herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Plan Governs; Capitalized Terms. This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

2. Award. The Company hereby grants to Grantee on the Date of Grant this Award of [_________] Restricted Shares. THIS AWARD IS CONDITIONED ON GRANTEE SIGNING THIS AGREEMENT, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT. The Restricted Shares covered by this Award shall be represented by a stock certificate registered in Grantee’s name or by uncertificated shares designated for Grantee in book-entry form on the records of the Company’s transfer agent subject to the restrictions set forth in this Agreement. Any stock certificate issued shall bear all legends required by law and necessary to effectuate the provisions of this Agreement. Any stock certificate or book-entry uncertificated shares evidencing such Shares shall be held in custody by the Company.

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3. Vesting.

(a) Generally. Subject to acceleration of the vesting of the Award or the forfeiture and termination of the Award pursuant to Sections 3(b), 3(c) or 3(d), a ratable portion of the Restricted Shares (rounded to the nearest whole share) shall vest and no longer be subject to any restrictions on transfer hereunder on the following dates, provided that Grantee remains in the continuous employment or other service of the Company or a Subsidiary (“Continuous Service”) from the Date of Grant through each of the following dates (each, a “Vesting Date”):

(i) [____________] on [____________];

(ii) [____________] on [____________]; and

(iii) [____________] on [____________].

The Company will retain possession of any certificate(s) representing such Shares, to hold the same in escrow until vested to facilitate the restrictions as to the Shares.

(b) Terminations. Except as otherwise provided pursuant to Section 3(c) or as otherwise determined by the Committee, in its sole discretion, upon a termination of Grantee’s Continuous Service for any reason prior to a Vesting Date, all unvested Restricted Shares shall be immediately forfeited. Any amount of the Award forfeited under this Section 3 shall be cancelled and shall terminate.

(c) Change in Control. Upon the occurrence of a Change in Control prior to a Vesting Date and during the Grantee’s Continuous Service, the vesting of the Restricted Shares will be governed by the applicable provisions of Section 20 of the Plan.

(d) Detrimental Activity. The forfeiture provisions of Section 19 of the Plan relating to Detrimental Activity shall apply to the Restricted Shares. This Section 3(d) shall survive and continue in full force in accordance with its terms notwithstanding any termination of Grantee’s Continuous Service or the vesting of the Restricted Shares as provided herein.

(e) Voting and Dividends. Grantee may exercise full voting rights with respect to the Restricted Shares, whether or not vested. Any dividends paid with respect to the Restricted Shares prior to vesting of the Restricted Shares shall be automatically deferred and accumulated by the Company in a bookkeeping account, and shall be paid to Grantee in cash (without interest) only at such times as the underlying Restricted Shares become vested in accordance with this Agreement, with Grantee’s right to payment of any such dividends being subject to the same risk of forfeiture, restrictions on transferability and other terms of this Agreement as are the Shares with respect to which the dividends otherwise were payable.

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(e) Restriction on Transfer. Grantee may not transfer any of the Restricted Shares prior to the applicable Vesting Date, except by the laws of descent and distribution.

4. Miscellaneous Provisions.

(a) Withholding Taxes. The Company shall be entitled to (i) withhold and deduct from Grantee’s wages (or from other amounts that may be due and owing to Grantee from the Company, including withholding from any cash dividends paid in connection with the vesting of Restricted Shares hereunder), or make other arrangement for the collection of, all legally required amounts necessary to satisfy the minimum statutory Federal, state and local withholding tax obligation (including the FICA taxes) attributable to the Restricted Shares, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Shares; or (ii) require Grantee promptly to remit the amount of such withholding to the Company. Unless the Committee provides otherwise, the minimum statutory withholding obligations may be satisfied by withholding Shares to be received or by delivery to the Company of previously-owned Shares. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate for such Shares or release such Shares from any escrow provided for herein.

(b) No Retention Rights. Nothing in this Agreement shall confer upon Grantee any right to continue in the employment or service of the Company or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of Grantee, which rights are hereby expressly reserved by each, to terminate Grantee’s employment or service at any time and for any reason, with or without cause.

(c) Inconsistency. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

(d) Notices. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive offices and to Grantee at the address that Grantee has most recently provided to the Company.

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(e) Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which related to the subject matter hereof. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(f) Choice of Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof. The Company and Grantee stipulate and consent to personal jurisdiction and proper venue in the state or federal courts of Douglas County, Nebraska and waive each such party’s right to object to a Nebraska court’s jurisdiction and venue. Grantee and the Company hereby waive their right to a jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.

(g) Successors.

(i) This Agreement is personal to Grantee and shall not be assignable by Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Grantee’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its Affiliates and the successors thereof.

(h) Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(i) Headings; Interpretation. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meanings of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

(j) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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(k) Data Privacy. In order to administer the Plan, the Company may process personal data about the Grantee. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business addresses and other contact information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By signing this Agreement, the Grantee gives explicit consent to the Company to process any such personal data. The Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which the Grantee works or is employed, including, if the Grantee is not a U.S. resident, to the United States, to transferees that shall include the Company and other persons who are designated by the Company to administer the Plan.

(l) Plan and Prospectus Delivery. By signing this Agreement, the Grantee acknowledges that a copy of the Plan, the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to the Grantee, and the Grantee consents to receiving the Prospectus Information electronically, or, in the alternative, agrees to contact the Chief Financial Officer of the Company to request a paper copy of the Prospectus Information at no charge. The Grantee also represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the Award on the terms and subject to the conditions set forth herein and in the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

BALLANTYNE STRONG, INC.

By:
Name:
Title:

GRANTEE

By:
Name:
Address:

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